Exhibit 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT") made this 10th day of December, 2008 (the "EFFECTIVE DATE"), between Foothills Resources, Inc., a Delaware corporation with its principal place of business located at 4540 California Avenue, Suite 550, Bakersfield, California 93309, its affiliates, subsidiaries, successors and assigns (the "COMPANY"), and Dennis B. Tower, an individual residing at 13743 Monks Hood Road, P.O. Box 8217, Black Butte Ranch, Oregon 97759 (the "EXECUTIVE").

     WHEREAS, the Company employs the Executive (collectively, the "PARTIES") as its Chief Executive Officer pursuant to the terms of an employment agreement dated April 6, 2006 between the Parties (the "ORIGINAL AGREEMENT"); and

     WHEREAS, the Company recognizes that it is in the best interests of the Company and its shareholders to retain capable and experienced executive officers such as the Executive; and

     WHEREAS, the Executive is willing to continue serving the Company in the capacity set forth above; and

     WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement to comply with certain required changes under Section 409A of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants and promises contained herein, and pursuant to the transition rules provided in the final regulations interpreting Code Section 409A and in IRS Notice 2007-86, the Parties agree as follows:

     1. EMPLOYMENT PERIOD. The Company shall continue to employ the Executive, and the Executive agrees to continue to serve the Company in the position of Chief Executive Officer in accordance with the terms and subject to the conditions of this Agreement continuing until such employment is terminated in accordance with the provisions of paragraph 11, in which case the provisions of paragraph 11 shall control (the "TERM").

     The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive's immediate and full performance of every obligation of this Agreement.

     2. POSITION AND DUTIES. During the Term, the Executive shall serve in, and assume duties and responsibilities consistent with, the position of Chief Executive Officer, unless and until otherwise instructed by the Company. During the Term, the Executive agrees to devote his working time, as set forth in paragraph 4 hereof, using his skill, energy and best business efforts on behalf of the Company. During the Term, Executive shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     3. NO CONFLICTS. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly



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          or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, acquire any interest of any type in any other business or engage in any activities that conflict with the Company's best interests or which is in competition with the Company.

     4. DAYS/HOURS OF WORK AND WORK WEEK. The Executive shall normally work 5 days per week and his hours of work shall be appropriate with the nature of the Executive's duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive's work schedule.

     5. LOCATION. The locus of the Executive's employment with the Company shall be the Company's corporate headquarters located in Bakersfield, California.

     6.   COMPENSATION.

          (a) BASE SALARY. During the Term, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive's services hereunder, pro rata semi-monthly payments of the annual salary of One Hundred Ninety Thousand Dollars ($190,000.00), less all applicable taxes and other appropriate deductions. In addition, the Board shall review the Executive's base salary annually and shall determine whether upward adjustment is appropriate given the Company's operating performance over the relevant Term.

          (b) ANNUAL BONUS. During the Term of this Agreement, the Executive shall be eligible to receive an annual bonus in an amount to be determined by the Board for each calendar year (or pro-rata portion thereof in the case of a period of less than twelve (12) months) to be awarded and paid in the Board's sole discretion based on its review of the operating performance of the Company during the fiscal year to which the bonus pertains. Such review by the Board shall be based on an evaluation of the Company's results of operations relative to the Company's achievement of certain milestones established for the Company's operational performance, and milestones established for the Executive's performance, that shall be agreed to by the Executive and the Board from time to time. Each annual bonus shall be paid by the Company to the Executive promptly after the first meeting of the Board following the previous calendar year, but in no case later than March 30th of each year.

     7. EXPENSES. During the Term, the Executive shall be entitled to payment for or reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company. All requests by the Executive for payment for or reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Executive, in fact, incurred or paid such expenses.

     8. VACATION. During the Term of this Agreement, the Executive shall be entitled to accrue twenty five (25) vacation days per year.



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     9.   STOCK OPTIONS.

          (a) GRANT OF OPTIONS. The Company shall issue to the Executive an option to acquire three hundred thousand (300,000) shares of the Company's common stock (the "COMMON STOCK"), pursuant to the Company's then current stock option plan (the "PLAN"). The exercise price of the option to be granted pursuant to this paragraph 9(a) shall be equal to the fair market value per share of the Common Stock on the date of grant.

          (b) VESTING AND EXERCISE OF OPTIONS. The option to be granted pursuant to paragraph 9(a) shall vest as follows: 25% of the shares of Common Stock underlying such option will vest on the date of grant, and the remaining 75% of the shares of Common Stock underlying the option will vest in equal annual on the first, second and third anniversaries of the date of grant.

     10.  OTHER BENEFITS.

          (a) During the Term, the Company shall purchase term life insurance, the beneficiary of which shall be the Executive's estate, with a benefit amount equal to or greater than One Million Dollars ($1,000,000.00), subject to the insurability of the Executive over the Term.

          (b) During the Term, the Executive shall be eligible to participate in Company-sponsored benefit plans (collectively, the "BENEFIT PLANS") all in accordance with the Company's policies as in effect from time to time and in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's employees.

     11.  TERMINATION OF EMPLOYMENT.

          (a) DEATH. In the event that during the Term, the Executive dies, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive's heirs, administrators or executors any earned but unpaid base salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

          (b) DISABILITY. In the event that, during the Term, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive's heirs, administrators or executors any earned but unpaid base salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in



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               connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA. For purposes of this Agreement, "DISABILITY" shall mean a physical or mental disability that, in the Board's discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Executive's affliction, one of whom shall be chosen by the Board and one of whom shall be chosen by the Executive, prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than six consecutive months.

          (c)  CAUSE.

               (i) At any time during the Term, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement, "CAUSE" shall mean:
                    (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, after the exhaustion of all available appeals; or
                    (c) fraud, dishonesty, competition with the Company, unauthorized use of any of the Company's or any of its subsidiary's trade secrets or confidential information, or gross misconduct which is materially and demonstratively injurious to the Company. Termination under paragraphs 11(c)(i)(b) and 11(c)(i)(c) above shall not be subject to cure.

               (ii) Termination of the Executive for Cause pursuant to paragraph
                    11(c)(i)(a) shall be made by delivery to the Executive of a copy of the written demand referred to in paragraph 11(c)(i)(a), or pursuant to paragraphs 11(c)(i)(b) or (c) by delivery to the Executive of a written notice from the Board, either of which shall specify the basis of such termination, the conduct justifying such termination, and the particulars thereof and finding that in the reasonable judgment of the Board, the conduct set forth in paragraph 11(c)(i)(a), 11(c)(i)(b) or 11(c)(i)(c), as applicable, has occurred and that such occurrence warrants the Executive's termination of employment. Upon receipt of such demand or notice, the Executive, shall be entitled to appear before the Board for the purpose of demonstrating that Cause for termination does not exist or that the circumstances which may have constituted Cause have been cured in accordance with the provisions of paragraph 11(c)(i)(a). No termination shall be final until the Board has reached a determination regarding "Cause" following such appearance.

              (iii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in



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                    connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

          (d)  GOOD REASON.

               (i) At any time during the Term, subject to the conditions set forth in paragraph 11(d)(ii) below, the Executive may terminate this Agreement and the Executive's employment with the Company for Good Reason. For purposes of this Agreement, for "GOOD REASON" shall mean the occurrence, without the Executive's consent, of (i) a material diminishment of the Executive's job assignment, duties, responsibilities or reporting relationships which is inconsistent with his initial position hereunder or any later agreed upon amendment of that position; (ii) a material reduction in the Executive's base compensation or total compensation package, including benefit plans and programs; or (iii) a material breach of the terms of this Agreement by the Company, or any permitted successor or assignee.

               (ii) The Executive shall be entitled to terminate this Agreement and his employment with the Company for Good Reason at any time, provided (A) that he has delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason within 5 business days after either (1) the date on which the Executive receives written notice from the Company of the occurrence of any event included within the meaning of Good Reason under paragraph 11(d)(i) or (2) the date on which the Executive obtains actual knowledge of the occurrence of any event included within the meaning of Good Reason under paragraph 11(d)(i), and (B) Executive's termination of services to the Company occurs within two years following the initial occurrence, without the Executive's consent, of any event included within the meaning of Good Reason under paragraph 11(d)(i). Such notice, if given by the Executive pursuant to clause (b) of the preceding sentence, shall specify in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason. Notwithstanding the foregoing, the Executive shall not be entitled to terminate this Agreement and his employment with the Company if the Company has eliminated the circumstances constituting "Good Reason" within 30 days of its receipt from the Executive of the written notice described in this paragraph 11(d)(ii).

              (iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors): (a) any earned but unpaid base salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; (b) a severance payment in an amount equal to 2 years of the Executive's base salary; (c) for 2 years, continuation on behalf of the Executive and the Executive's dependents and beneficiaries of life insurance, disability, medical, dental, hospitalization and long-term care benefits, provided, however, that the



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                    Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder; and (d) to the extent the Executive holds any unvested portion of the option granted to the Executive pursuant to paragraph 9(a), the portion of the option so granted that would otherwise vest following the date of termination of the Executive's employment with the Company will as of the date of termination become fully vested. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

               (iv) The amount described in clause (b) of paragraph 11(d)(iii)
                    shall be paid to the Executive in a lump sum within 45 days of his Separation Date. For purposes of this Agreement, "SEPARATION DATE" means the date of Executive's "termination of employment" as defined in Treas. Reg. ss. 1.409A-1(h)(1)(ii).

          (e)  WITHOUT CAUSE.

               (i) At any time during the Term, the Parties shall be entitled to terminate this Agreement and the Executive's employment with the Company without cause, by providing prior written notice of at least 30 days to the other party. Upon the Company's termination of this Agreement and the Executive's employment with the Company pursuant to this paragraph 11(e)(i), the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay or provide to the Executive (a) any earned but unpaid base salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date,
                    (b) a severance payment in an amount equal to two years of the Executive's base salary plus any bonus earned or accrued through the date of such termination, (c) for 2 years, continuation on behalf of the Executive and the Executive's dependents and beneficiaries of life insurance, disability, medical, dental, hospitalization and long-term care benefits, provided, however, that the Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder and (d) to the extent the Executive holds any unvested portion of the option granted to the Executive pursuant to paragraph 9(a), the portion of the option so granted that would otherwise vest following the date of termination of the Executive's employment with the Company will as of the date of termination become fully vested. Upon the Executive's termination of this Agreement and the Executive's employment with the Company pursuant to this paragraph 11(e)(i), the Company shall have no further obligations to the Executive or his heirs,



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                    administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay to the Executive (x) any earned but unpaid base salary and vacation pay, and (y) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

               (ii) The amounts described in paragraph 11(e)(b)(i) shall be paid to the Executive in a lump sum within 45 days of his Separation Date.

     12. CONFIDENTIAL INFORMATION/OWNERSHIP AND ASSIGNMENT OF INVENTIONS. The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, (i) he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers ("CONFIDENTIAL INFORMATION") and (ii) he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books (except for business addresses and business address books not related to the Company), documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials. Therefore, the Executive agrees to execute and abide by the terms of the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit A. Additionally, the Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

     13. NON-COMPETITION AND NON-SOLICITATION. The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive are valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitutes a legitimate business interest of Company, its affiliates and/or its clients or customers to be protected by non-competition restrictions. Therefore, the Executive agrees to execute and abide by the terms of the Non-solicitation Agreement attached hereto as Exhibit B and the Executive agrees and acknowledges that the non-competition restrictions set forth therein are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

     14. INSIDER TRADING POLICY/PUBLIC DISCLOSURE. As a result of the potential liability for both the Company and the Executive for "insider trading" under the securities laws, the Board has adopted an Insider Trading and Public Disclosure Policy attached hereto as Exhibit C. The Executive agrees to bound by and comply with such policy and to evidence such agreement by executing and delivering to the Company the Insider Trading and Disclosure Policy Acknowledgement contained in Exhibit C.

     15. INDEMNIFICATION. The Company hereby covenants and agrees to indemnify the Executive to the fullest extent permitted by law and the Company's charter documents and to



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          hold the Executive harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), losses, and damages resulting from the Executive's good faith performance of his job duties pursuant to this Agreement. The Company also hereby agrees to use its best efforts to purchase, maintain and cover the Executive under a directors' and officers' liability insurance policy.

     16. DISPUTE RESOLUTION. The Parties agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or the Executive's employment with the Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association ("AAA"). The arbitration shall be held in the State of New York. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. ss.1, ET SEQ. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

     Notwithstanding this agreement to arbitrate, the Parties agree that any violation of paragraphs 12, 13 or 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit A, the Non-solicitation Agreement attached hereto as Exhibit B and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit C may be restrained by the issuance of an injunction or other equitable relief by a court of competent jurisdiction, in addition to other remedies provided by law or this Agreement.

     In the event of any legal action or other proceeding arising out of or related to or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in that action or proceeding, including attorneys' fees, costs and expenses incurred on appeal, if any, in addition to any other relief to which such party may be entitled, from the non-prevailing party.


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                                      -8-

     The Company shall pay all legal fees and related expenses incurred by the Executive as a result of (a) the Executive's termination of employment, or (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; provided, however, that the circumstances set forth in clauses (a) and (b) occurred on or after a Change in Control, and provided, however, that the Executive prevails in any such dispute or proceeding.

     17. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows or at such other address provided in writing by the Executive to the Company:

          If to the Company:

          Foothills Resources, Inc.
          4540 California Avenue, Suite 550
          Bakersfield, California 93309
          Attn:  Dennis B. Tower, Chief Executive Officer
          Facsimile:  (661) 716-1340

          with a copy to:

          Akin Gump Strauss Hauer & Feld LLP
          2029 Century Park East
          Los Angeles, California
          Attn:  C.N. Franklin Reddick III, Esq.
          Facsimile:  (310) 229-1001

          and with a copy to:

          W. Kirk Bosche
          14619 Carols Way Drive
          Houston, Texas 77070
          Facsimile: (281) 376-9367

          If to the Executive:

          Dennis B. Tower
          13743 Monks Hood
          P.O. Box 8217
          Black Butte Ranch, Oregon 97759
          Facsimile:  (541) 595-2484



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     18.  COMPLIANCE WITH CODE SECTION 409A.

          (a) CODE SECTION 409A IN GENERAL. This Agreement is intended to comply with Code Section 409A and any noncompliant provision is void or deemed amended to comply with Code Section 409A. This Agreement will be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A, and the Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section
               409A) will be treated as a short-term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short-term deferral requirement will, to the maximum extent possible, be deemed to satisfy the exception from Code Section 409A for involuntary separation pay and will not be aggregated with any other payment. Payment dates provided for in this Agreement are deemed to incorporate "grace periods" within the meaning of Code Section 409A. For purposes of Code
               Section 409A, any right to a series of installment payments pursuant to this Agreement will be treated as a right to a series of separate payments. Any amount that is paid under this Agreement as a short-term deferral within the meaning of Treas. Reg. ss. 1.409A-1(b)(4), or within the separation pay limit under Treas. Reg. ss. 1.409A-1(b)(9)(iii)(A) will be treated as a separate payment.

          (b) WELFARE BENEFITS. Notwithstanding anything in paragraph 11 to the contrary, in no event will the amount of benefits to be provided pursuant to clause (c) of paragraph 11(d)(iii) or 11(e)(i) that are neither exempt from the definition of a "nonqualified deferred compensation plan" pursuant to Treas. Reg. ss. 1.409A-1(a)(5) nor treated as not providing for the deferral of compensation under Treas. Reg. ss. 1.409A-1(b)(9)(v) ("NON-EXEMPT BENEFITS") that are paid or provided during any tax year of the Executive affect the amount of Non-Exempt Benefits paid or provided in any other tax year. Neither the Company nor the Executive may liquidate the right to any Non-Exempt Benefit or exchange such right for any other benefit.

          (c) SEVERANCE PAYMENTS TO A SPECIFIED EMPLOYEE. Notwithstanding anything in paragraph 11 to the contrary, if the Board (or its delegate) determines in its discretion that the Executive is, as of the Separation Date, a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, then any payment due under paragraph 11(d) or 11(e) that the Board (or its delegate) determines in its discretion to be "nonqualified deferred compensation" subject to Code Section 409A, and any Non-Exempt Benefit, will not be paid or provided before the date that is six months after the Separation Date, or if earlier, the date of the Executive's death. Any payments or benefits to which the Executive would otherwise be entitled during such non-payment period but for application of this paragraph 18(c) will be accumulated and paid or otherwise provided to the Executive on the first day of the seventh month following the Separation Date, or if earlier, within 30 days of the Executive's death to his surviving spouse (or to his estate if the Executive's spouse does not survive him).

     19.  MISCELLANEOUS.

          (a) Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company's business.

          (b) All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive's employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that State's principles of conflicts of law.

          (c) The Parties agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

          (d) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive's threatened or actual breach of paragraphs 12, 13 and 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit A, the Non-solicitation Agreement attached hereto as Exhibit B and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit C, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of paragraphs 12, 13 and 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit A, the Non-solicitation Agreement attached hereto as Exhibit B and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit C. The Parties agree that any pursuit of equitable relief in respect of paragraphs 12, 13 and 14 of this Agreement and the Assignment of Invention and Non-Disclosure Agreement attached hereto as Exhibit A, the Non-solicitation Agreement attached hereto as Exhibit B and the Insider Trading and Public Disclosure Policy attached hereto as Exhibit C shall have no effect whatsoever regarding the continued viability and enforceability of paragraph 16 of this Agreement.

          (e) Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

          (f) The Parties independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement's meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement.

          (g) The Executive's obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

          (h) This instrument constitutes the entire Agreement between the Parties regarding its subject matter. When signed by each of the Parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this

               Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Parties.

          (i) This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties' entry into this Agreement. The Parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES. IT IS UNDERSTOOD, AGREED, AND ACCEPTED BY SUCH PERSONS WHOSE NAMES APPEAR ON THE SIGNATURE PAGE HERETO.

IN WITNESS WHEREOF, the Executive and the Company have caused this Employment Agreement to be executed as of the date first above written.

EXECUTIVE                                  FOOTHILLS RESOURCES, INC.



/s/ Dennis B. Tower                        By:    /s/ John L. Moran
---------------------------                       ---------------------------
Dennis B. Tower                            Name:  John L. Moran
                                           Title: President



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